UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 17, 2016

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2016, Myers Industries, Inc. (the “Company”) announced that, effective December 1, 2016, Matteo Anversa will become Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company. Mr. Anversa, 45, was previously at Fiat Chrysler Automobiles N.V., where he was Vice President, Group FP&A.

Mr. Anversa began his business career with General Electric Corporation and held various leadership roles during his 16-year tenure. During his time at General Electric Corporation, he served as CFO, GE Consumer & Industrial—Asia Pacific from May 2008 to May 2010, as Global FP&A Manager, GE Transportation from May 2010 to January 2012, and as CFO, GE Gas Engines from February 2012 to September 2013. Mr. Anversa joined Fiat Chrysler in October 2013, serving as CFO, Ferrari SpA until March 2015. He moved to Fiat Chrysler Automobiles N.V. in April 2015 where he served as Vice President, Group FP&A until joining the Company.

On October 17, 2016, the Company entered into a severance agreement with Mr. Anversa (the “Severance Agreement”), effective as of December 1, 2016, which provides that Mr. Anversa’s employment by the Company will be employment-at-will. As part of Mr. Anversa’s employment package, he will receive shares of restricted stock units valued at $150,000, which will vest half on December 1, 2018 and half on December 1, 2019.

Mr. Anversa’s Severance Agreement provides that if Mr. Anversa is terminated other than for cause or if he terminates for good reason, including following a change in control, then he is entitled to: (1) one times Mr. Anversa’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) one times his annual bonus at the highest rate in effect during the prior one year period plus (B) a pro-rata portion of the current year target annual bonus within thirty (30) days after such termination; (3) health coverage for the applicable period under Internal Revenue Code Section 4980B; (4) long term disability protection for one year; (5) life insurance protection for one year; and (6) outplacement services for one year.

If Mr. Anversa’s employment with the Company is terminated by reason of his death or disability, then he or his surviving spouse is entitled to receive: (1) the base salary and annual bonus accrued and unpaid to the date of death or disability; (2) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan; and (3) if Mr. Anversa and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with Internal Revenue Code Section 4980B, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Internal Revenue Code Section 4980B(f) or (B) twenty-four (24) months.

In addition, Mr. Anversa’s Severance Agreement provides that upon Mr. Anversa’s termination by reason of his death or disability or by the Company other than for cause or if he terminates for good reason, including following a change in control, all of Mr. Anversa’s outstanding stock options, restricted stock awards, and stock unit grants will become vested, to the extent not previously forfeited or terminated. Mr. Anversa’s Agreement does not provide Internal Revenue Code Section 280G protection or excise tax gross-up payments. If Mr. Anversa is terminated by the Company for cause or resigns other than for good reason, then Mr. Anversa is only entitled to compensation earned prior to the date of termination that has not yet been paid.

Mr. Anversa is also subject to a one year non-compete agreement.

The foregoing summary of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

10.1	Severance Agreement between the Company and Matteo Anversa, entered into as of October 17, 2016

99.1	Press Release by the Company dated October 19, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

DATE: October 19, 2016	By:	/s/ R. David Banyard

R. David Banyard
President and Chief Executive Officer